EXHIBIT 99

INVESTOR RELEASE
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
5/9/06	Investors: Mary Kay Shaw, 630/623-7559
Media: Anna Rozenich, 630/623-7316

McDONALD’S MOMENTUM CONTINUES;

GLOBAL COMPARABLE SALES UP 6.2% IN APRIL

U.S. comparable sales increased 4.1%
Europe comparable sales increased 9.3%
Asia/Pacific, Middle East & Africa comparable sales increased 6.5%

OAK BROOK, IL - McDonald's Corporation announced today that Systemwide sales for McDonald’s restaurants worldwide increased 5.5% in April, or 7.3% in constant currencies. Global comparable sales rose 6.2% for the month.
McDonald's Chief Executive Officer Jim Skinner commented, "We continue to drive sustainable monthly comparable sales growth by enhancing our consumer relevance. Our strong performance, along with the alignment of our owner/operators, suppliers and employees evident at our worldwide owner/operator convention last week, strengthens my conviction that our momentum will continue.
"April comparable sales increased 4.1% in the U.S. as our Spicy and Premium Chicken Sandwiches, market-leading breakfast business and more convenient hours fueled our performance. Our ongoing momentum is a result of combined initiatives designed to provide customers with a better overall experience.
"In Europe, strong results in all three of our largest markets drove comparable sales up 9.3% for the month. Contributing to these results was the limited-time offering of premium beef and chicken sandwiches in Germany and France and the return of the popular Monopoly game in the United Kingdom. Our everyday low price offerings, complemented by our premium menu selections, continue to be key elements leading our performance. Our business in Europe also benefited from the previously discussed shift of the Easter-related school and business holidays to April 2006 from March 2005.
"In Asia/Pacific, Middle East and Africa, comparable sales rose 6.5% driven by Japan and Australia. Ongoing initiatives to provide locally relevant menu options and compelling everyday value contributed to these results.

"I am pleased with our performance to date but take nothing for granted. We remain committed to delivering enduring profitable growth by deepening our connection with customers and evolving our Plan to Win."

April Comparable Sales
	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	2006	2005	2006	2005
McDonald’s Restaurants*	6.2	2.8	5.5	4.1
Major Segments:
U.S.	4.1	4.7	6.0	5.1
Europe	9.3	(0.7)	3.9	1.9
APMEA**	6.5	1.6	4.7	4.5

April Systemwide Sales
	Month-to-Date		Year-to-Date
Percent Increase/ (Decrease)	As Reported	Constant Currency	As Reported	Constant Currency
McDonald’s Restaurants*	5.5	7.3	4.0	6.6
Major Segments:
U.S.	4.8	4.8	6.7	6.7
Europe	4.6	10.3	(2.5)	4.9
APMEA**	3.8	8.6	1.1	6.8

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of April 2006, this calendar shift/trading day adjustment consisted of one more Sunday and one less Friday, compared with April 2005. The resulting adjustment varied around the world, ranging from approximately negative 1.1% to positive 1.4%.

Upcoming Communications
McDonald's tentatively plans to release May sales on June 8, 2006.
McDonald’s 2006 Annual Shareholders’ Meeting will be webcast live over the internet on May 25, 2006, at 9:00 a.m. Central Time. A link to the live and archived webcast of this meeting will be available on www.investor.mcdonalds.com.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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